                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

SEC FILE NUMBER  000-27339

(Check One):  / / Form 10-K and Form 10-KSB / / Form 20-F  / / Form 11-K
              /X/ Form 10-Q and Form 10-QSB  / / Form N-SAR

                        For Period Ended: June 30, 2001

/ / Transition Report on Form 10-K        / / Transition Report on Form 20-F
/ / Transition Report on Form 11-K        / / Transition Report on Form 10-Q
/ / Transition Report on Form N-SAR


                 For the Transition Period Ended:_______________

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION

BEPARIKO BIOCOM
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Full Name of Registrant


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Former Name if Applicable

150 West 46th Street,
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Address of Principal Executive Office (Street and Number)

New York, New York, USA 10034
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/X/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/ / (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

The Registrant was unable to file its Quarterly Report on Form 10-QSB for the fiscal period ended June 30, 2001 within the prescribed time period for the following reason: The Registrant has been engaged in due diligence reviews in connection with a proposed acquisition and a proposed financing arrangement and has been unable to compile all pertinent information to complete the quarterly filing nor complete providing the Registrant's accountant with all of the accounting information necessary to complete the quarterly report.


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

    Shai Stern                                  917       450-8997
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                    (Name)                  (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no,
    identify report(s).                                 /X/ Yes  / / No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                        / / Yes  /X/ No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                 BEPARIKO BIOCOM
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2001                   By: /s/ "Shai Stern"
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                                        Shai Stern
                                        President

                                   ATTENTION
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       INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
                    CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)
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